UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017

TOWERSTREAM CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

88 Silva Lane, Tech 4, Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name of former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2017, the Board of Directors of Towerstream Corporation (the “Company”) appointed Laura W. Thomas, age 61, to serve as Chief Financial Officer of the Company, effective May 15, 2017. Ms. Thomas served on the Board of Directors of Impact Telecom (“Impact”), a full service telecommunications company, from January 2016 through December 2016, during which time she served as Chairman of the Board of Directors from January 2016 through June 2016. From December 2014 through December 2015 she served as the Chief Executive Officer of TNCI Operating Company, which acquired Impact in January 2016. From 2000 through 2014 she served in a variety of roles at XO Holdings, Inc. (now XO Communications), a telecommunications services provider, including as Chief Financial Officer from May 2009 through April 2011 and again from December 2013 through August 2014, and as Chief Executive Officer from April 2011 through December 2013.

There are no arrangements or understandings between Ms. Thomas and any other persons, pursuant to which she was appointed as Chief Financial Officer, no family relationships among any of the Company’s directors or executive officers and Ms. Thomas and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company and Ms. Thomas entered into an employment agreement on May 15, 2017 (the “Employment Agreement”) pursuant to which Ms. Thomas will receive an annual base salary of $240,000 and be eligible for an annual bonus of up to 50% of her base salary. In addition, she was issued options to purchase up to 2% of the Company’s common stock on a fully diluted basis as of May 15, 2017, 25% of which will vest after one year of service and the remaining to vest ratably over the following three years. In the event of resignation for Good Reason (as defined in the Employment Agreement) or termination other than for Cause (as defined in the Employment Agreement) within 180 days of a Change of Control, Ms. Thomas will be entitled to a severance payment equal to (i) the greater of her continued base salary through the balance of the term, as renewed, or 12 months of her then bases Salary, (ii) continued participation in Company welfare benefit plans (including health benefits) on the same terms as immediately prior to termination and to be paid in full by the Company for not less than 12 months of continuation of benefits and (iii) immediate vesting of all stock options and equity awards; provided, that she executes an agreement releasing Company and its affiliates from any liability. The agreement has an initial term of two years and may be extended for additional one year terms.

Following the appointment of Ms. Thomas, on May 15, 2017 Frederick Larcombe resigned from his position as Chief Financial Officer of the Company effective immediately and Mr. Larcombe and the Company entered into a separation agreement (the “Separation Agreement”).  Under the terms of the Separation Agreement, Mr. Larcombe will, through June 30, 2017, provide consulting and support services to the Company and, if requested by the Board of Directors, serve as the Company’s Principal Financial and Accounting Officer through June 30, 2017.  Pursuant to the Separation Agreement, Mr. Larcombe will receive a severance payment of an aggregate of $35,840, payable in six weekly installments commencing 10 days from entry into the Separation Agreement; provided that Mr. Larcombe has provided the requested services under the Separation Agreement. In addition, all of Mr. Larcombe’s outstanding options shall vest immediately and, unless exercised prior to May 15, 2018, shall be forfeited.

Unless revoked, the Separation Agreement becomes effective eight days following execution. Mr. Larcombe’s decision to resign did not result from any disagreement with the Company, the Company’s management or the Board of Directors.

The foregoing description of the terms of the Employment Agreement and Separation Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Employment Agreement and Separation Agreement, which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 8.01 Other Events.

On May 15, 2017, the Company issued a press release announcing Ms. Thomas’s appointment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit Description
10.1	Employment Agreement with Laura W. Thomas dated May 15, 2017
10.2	Separation Agreement with Frederick Larcombe dated May 15, 2017
99.1	Press release issued May 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: May 16, 2017	By:	/s/ Ernest Ortega
Ernest Ortega
Chief Executive Officer